==============================================================================

                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2)

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[X]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total fee paid:

[x]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:

         (2)   Form, Schedule or Registration Statement No.:

         (3)   Filing Party:

         (4)   Date Filed:



==============================================================================

RJR
Nabisco Logo                                                      News Release
______________________________________________________________________________

CONTACT:  Carl Makovich
          (212) 258-5785



               LEBOW BOARD DEPOSITIONS REVEAL LACK OF COMMITMENT

           TO NABISCO SPIN-OFF; EMPHASIS ON LIGGETT, REYNOLDS MERGER




NEW YORK, NEW YORK -- April 1, 1996 -- RJR Nabisco said today that depositions taken from Bennett LeBow's slate of director nominees for RJR Nabisco reveal that, while Bennett LeBow -- in public statements and SEC filings -- was representing his board nominees as committed to an immediate spin-off of Nabisco, the nominees were not, in fact, committed to a spin-off.

         Contrary to statements made by Bennett LeBow and filed in Brooke Group's proxy materials during the period of the consent solicitation, a number of LeBow nominees testified under oath that they were not committed to an immediate spin-off of RJR Nabisco and that commitment to the spin-off was not a criterion for joining the LeBow board slate.

         The depositions, recently released by RJR Nabisco, were taken in January, 1996, in connection with a lawsuit currently pending against Bennett LeBow, regarding possible violation of SEC regulations.

         Steven F. Goldstone, president and chief executive officer of RJR Nabisco, speaking today in Washington, D.C. at the Council of Institutional Investors to several hundred institutional investors, referred to the deposition evidence in his speech, commenting that RJR Nabisco shareholders would not be well served "by turning over RJR Nabisco to Mr. LeBow, Mr. Icahn and a slate of directors that is riddled with financial conflict and not even committed to the spinoff as Mr. LeBow promised to you they were."

               Brooke Nominees Not Committed to Nabisco Spin-off

         Under oath, seven nominees refused to testify that they were committed to an immediate spin-off at a time when LeBow was representing to RJR Nabisco's investors that the LeBow slate would guarantee an immediate spin-off.

         In fact, the November 21, 1995 press release announcing Brooke's board said: "The board proposed by Brooke would be committed to effecting an immediate tax-free spin-off of the Nabisco food business to RJR Nabisco shareholders."

         In addition, the presentation used by Brooke in its meetings with institutional investors during the consent solicitation features a flip chart which states that Brooke "will nominate a slate of directors prepared to take this risk [spin-off] if [RJRN] management is not."

         Several nominees stated that they had neither studied the issues involved nor discussed the transaction with either LeBow or other informed sources.

         Representative findings and comments from the LeBow nominees include the following:

o Robert Frome did not commit to the Nabisco spin-off before joining the board. Mr. Frome said in his deposition testimony that he has never told Bennett LeBow that he would support a spin-off, but "I'm sure he assumes that I do." Mr. Frome said he had never received a report from a financial advisor relating to a spin-off of Nabisco and that he has never received a written or oral opinion regarding its legality.

o Rouben Chakalian initially said under oath that he joined the LeBow slate for "...no specific reason. Because I wanted to...Because I know the tobacco business" and "really not" in connection with spin-off. Later in his testimony. Mr. Chakalian then said he had told LeBow he would vote to support spin-off.

o Arnold Burns stated that willingness to support a Nabisco spin-off was "absolutely not" required for LeBow's nominees.

o Barry Ridings said he has never analyzed the Nabisco spin-off and that he was not committed to a spin-off. In his deposition, Mr. Ridings says, "I have not guaranteed how I would vote on any matter -- any matter. I don't have any information yet that would...fulfill the sort of obligations I have as a director to make that sort of a decision."

o Richard Lampen also indicated that he had not studied the spin-off and could not commit to the transaction. He said it was a decision that "...could only be taken after a full...review of all the issues. It's something that as a nominee I would have to exercise my fiduciary duties and understanding fully all of the issues relating to a potential spin-off, a process that I have not gone through."

o Similarly, Peter Strauss stated that he had not committed to support a spin-off if elected a director of RJR Nabisco.


              Liggett/Reynolds Merger Topic of Nominees' Meetings

         While LeBow has said that all he wants from RJR Nabisco is a spin-off of Nabisco, the depositions, taken together, show that his real agenda, throughout the consent solicitation, was to seek a merger of Liggett with RJR.

         Merger was also the point of emphasis with the nominees. While the LeBow nominees were apparently not briefed on the issues surrounding a spin-off either before or in the months after they agreed to be nominees, they were briefed regarding a merger between Liggett and the R.J. Reynolds tobacco business of RJR Nabisco.

         In December 1995, at a meeting of the LeBow nominees, a lengthy document, which included extensive analysis of a combination of the two companies and pro forma financials of a Liggett/Reynolds combination, were distributed to all the nominees.

         In addition, according to the deposition testimony, during this period, when he was meeting with institutional investors of RJR Nabisco, LeBow told at least one of his nominees that he was uncomfortable with the fact that he was not mentioning his hopes of merging his failing tobacco company with Reynolds to the institutional investors.

         While not revealed in the depositions, it is also relevant to note that while publicly disclaiming interest in a merger between Liggett and Reynolds during this period, LeBow had already initiated discussions with plaintiffs attorneys that resulted in the March 13 "settlement" announcement, a pact that included terms contemplating a combination of Liggett and Reynolds.

o Although LeBow insists he abandoned the idea of a merger in August of 1995, the depositions reveal that he continued to update the proposal through October and November 1995.

o LeBow testified that he told his nominees about the possibility of a merger with Liggett.

o William Starbuck testified that, at a gathering of his board nominees, LeBow said that "he was uncomfortable talking to the large stockholders and not mentioning his hope of possibly merging Liggett with RJR."

o LeBow distributed to his nominees an information packet about RJR that began with a "summary of transaction." The "transaction" was a merger of Liggett and RJR. While Robert Frome said he never discussed supporting a spin-off with Bennett LeBow, Frome testified that he read the document and assumed that LeBow intended to merge Liggett with RJR. Frome mentioned specifically a book that was distributed to the nominees with information "illustrating the financial impact of a combination between RJR and Liggett...I have to assume this is part of the plan."

o Rouben Chakalian was also aware of the preparation by someone at Liggett of pro forma operating statements from RJR and Liggett on a combined basis. Under oath, Mr. Chakalian initially said that he would vote for a LiggettReynolds merger if the LeBow slate was elected, though he later retracted this, claiming confusion.



         For copies of a more detailed summary of the deposition testimony or copies of the depositions, please contact Julia Gusakova, RJR Nabisco, (212) 258-5782.


                                   RJR logo

                             needs your vote . . .

                         Vote the "WHITE CARD" today!


If you need assistance completing the WHITE CARD, help centers will be set up in locations across the company. Employee volunteers will be there to answer questions or offer assistance in completing your proxy vote.



                    NO LeBOW (name has a slash through it)





                            JUST SAY NOT TO LEBOW.
                           DESTROY THE "BLUE CARD."


                                  LeBOW . . .

               As the facts about Bennett LeBow's recent "settlement" become public, shareholders of RJR Nabisco are finding out what LeBow really settled
- - NOT MUCH. Our tobacco company remains confident that it will prevail in all pending litigation and we have no intention of settling any claims.

                                . . .  LeBOGUS.

LeBow's deal is a reckless publicity ploy which has hurt our company and our industry.

Here's what some experts had to say:

"It's going to get a lot more lawyers interested in going after tobacco companies."
Marc Galanter, Univ. of Wisconsin Law School, The New York Times

"Instead of limiting liability, LeBow would unleash a new flood of litigation." Gary Black, Sanford C. Bernstein research report

"LeBow has not escaped the threat of litigation."
Stanley M. Rosenblatt, Tobacco Plaintiffs' Attorney, The New York Times

"If there's any fantasy by Liggett that they can settle it all and come out OK... it's just that - a fantasy."
Richard Daynard, Tobacco Plaintiffs' Attorney, BusinessWeek

"RJR would be unable to compete...it would be extremely debilitating." Advertising Age

                                  WHAT NEXT?

Already, LeBow's irresponsible actions have cost holders of RJR Nabisco and other tobacco-related stocks billions of dollars of market value. RJR Nabisco shareholders have cause for real concern over what reckless action he will dream up next.

Vote your proxy for the Board of Director of RJR Nabisco.

                           You can't afford not to.

                               RJR Nabisco Logo

Vote your WHITE proxy today. If you have any questions or need assistance in voting your WHITE PROXY, PLEASE CALL:

MacKenzie
Partners, Inc.                               D.F. King & Co. Inc.
Toll-Free 800-322-2885                       Toll-Free 800-290-6430


No permission has been sought or received to quote from, or refer to, published materials cited in this advertisement.